EXHIBIT 99.4

LIMITED POWER OF ATTORNEY

A.P. Møller og Hustru Chastine Mc-Kinney Møllers Fond til almene Formaal, a commercial foundation established under the laws of Denmark (the “A.P. Moller Foundation”), does hereby make, constitute, and appoint each of Martin Nørkjær Larsen, Morten Stakroge and Erik Bergöö, acting individually, as its true and lawful attorney-in-fact, to act for the A.P. Moller Foundation and in the A.P. Moller Foundation’s name, place and stead, and to execute, deliver, and file, for and on behalf of the A.P. Moller Foundation, any and all agreements, forms and other documents that may be required as a result of or in connection with the A.P. Moller Foundation’s obligations under Section 13 and/or Section 16 of the Securities Exchange Act of 1934, as amended, in respect of shares in Noble Corporation plc, held directly or indirectly by the A.P. Moller Foundation.

Any agreement, form or other document executed in the name of the A.P. Moller Foundation by any attorney-in-fact named above in accordance with this Limited Power of Attorney shall fully bind and commit the A.P. Moller Foundation and all other parties to such documents may rely upon the execution thereof by such attorney-in-fact as if executed by the A.P. Moller Foundation and as the true and lawful act of the A.P. Moller Foundation, and the A.P. Moller Foundation hereby ratifies and confirms all that any such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

This Limited Power of Attorney shall automatically terminate as to the authority of any attorney-in-fact named above in the event of such attorney-in-fact’s resignation or termination as an officer or employee of A.P. Møller Holding A/S; however, any such resignation or termination shall have no effect on any agreement, form or other document duly executed by such attorney-in-fact prior to such resignation or termination. In addition, the A.P. Moller Foundation may at any time terminate this Limited Power of Attorney in full by giving written notice to A.P. Møller Holding A/S; provided that such termination shall have no effect on any agreement, form or other document duly executed by any attorney-in-fact hereunder prior to such termination.

IN WITNESS WHEREOF, this Limited Power of Attorney has been executed and delivered by the undersigned as of 23 September 2022.

A.P. MØLLER OG HUSTRU CHASTINE MC-KINNEY MØLLERS FOND TIL ALMENE FORMAAL

By:	/s/ Mads Lebech
Name: Mads Lebech
Title: Executive Officer